Exhibit 5.1

April 20, 2026

BrainsWay Ltd.

16 Hartum Street

RAD Tower, 14th Floor

Har HaHotzvim

Jerusalem, 9777516

Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to BrainsWay Ltd., an Israeli company (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about April 20, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,023,921 of the Company’s ordinary shares, par value NIS 0.04 (the “Ordinary Shares”), which may be issued under the Company’s 2019 Share Incentive Plan (the “Plan”).

As Israeli counsel for the Company, we have examined such corporate records and other documents and have made such investigation of matters of fact and of Israeli law as we have considered necessary or appropriate for the purposes of the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Ordinary Shares, when paid for and issued in accordance with the terms of the Plan and in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not express an opinion (expressly or by implication) as to any matter relating to the laws of any jurisdiction other than the State of Israel and our opinion relates only to Israeli law. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ S. Friedman, Abramson & Co.
S. Friedman, Abramson & Co.